EXHIBIT 5.1
[Letterhead of Darrois Villey Maillot Brochier]
Gaz de France
23, rue Philibert Delorme
75017 Paris
France
Paris, June 16, 2008
Ladies and Gentlemen:
1.	We have acted as French counsel to Gaz de France S.A., a société anonyme organized under the laws of the Republic of France (the “Company”) in connection with the proposed merger of the Company with Suez S.A. (“Suez”). In connection with the proposed merger, the Company is registering under the U.S. Securities Act of 1933, as amended, a maximum of 200,025,000 shares of a par value of €1.00 per share of the Company (the “Shares”) through a registration statement on Form F-4 as filed by the Company with the U.S. Securities and Exchange Commission on June 16, 2008 (the “Registration Statement”). This opinion letter is rendered to you in order to be filed as Exhibit 5.1 to the Registration Statement.

2.	The Shares will be issued by the Company in the merger of Suez into the Company by way of a merger by absorption (fusion par absorbtion) of Suez with and into the Company (the “Merger”). Upon effectiveness of the Merger, all the assets and liabilities of Suez shall have been transferred to the Company, Suez shall cease to exist and the Company shall issue the Shares to the (then-former) holders of Suez shares.

3.	In connection with this opinion, we have examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate to enable us to render the opinions expressed below. The documents that we have examined include the following documents:
(a)	law n° 2004-803, dated August 9, 2004 relative au service public de l’électricité et du gaz et aux entreprises électriques et gazières, law n°2006-1537, dated December 7, 2006 relative au secteur de l’énergie, decree n°2007-1784, dated December 19, 2007 pris pour l’application de la loi n°93-923 du 19 juillet 1993 de privatisation deciding the transfer from the public sector (secteur public) to the private sector (secteur privé) of Gaz de France;

(b)	a certified copy of the statuts of the Company as they were in full force and effect as of the date hereof ;

(c)	an extract (extrait K-bis) of the registre du commerce et des sociétés de Paris, dated, June 12, 2008;

(d)	certified copies of the extracts from the minutes of the board of directors of Gaz de France dated June 4, 2008 authorizing the signature of the traité de fusion between Suez and Gaz de France and the accord de coopération industrielle, commerciale et financière between Suez and Gaz de France, and convening its shareholders meetings;

(e)	a certified copy of the executed version of the traité de fusion, dated June 5, 2008 between Suez and Gaz de France (the “Merger Agreement”);

(f)	a certified copy of the executed version of the accord de coopération industrielle, commerciale et financière, dated June 5, 2008 between Suez and Gaz de France (the “Accord de Coopération”);

(g)	a Certificat de Recherche Négative d’une Procédure Collective, issued by the registre du commerce et des sociétés de Paris, dated June 12, 2008;

(h)	the French Prospectus (Prospectus) consisting of the Document de référence registered under n° D. 08-056 with the Autorité des marchés financiers (AMF) on May 15, 2008 and the Document de fusion (which includes the résumé du prospectus) that received visa n° 08-126 dated June 13, 2008 from the AMF;

(i)	the French press release of the Company, dated June 16, 2008, relating to the French Prospectus;

(j)	a copy of the notices relating to the convening of Gaz de France shareholders’ meeting and relating to the merger published in the Bulletin des annonces légales obligatoires dated June 11, 2008;

(k)	the reports of the commissaires à la fusion dated June 11, 2008;

(l)	the certificate issued by the Directeur Juridique of Suez.

In rendering the opinions expressed below we have assumed and not verified the following:

(i)	the authenticity of all documents submitted to us as originals;

(ii)	the conformity to the originals of all documents submitted to us as copies;

(iii)	the genuineness of the signatures on all original documents that we have reviewed and the accuracy as to factual matters of each document we have reviewed.
4.	Based upon and subject to the foregoing, we are of the opinion that when (i) the Merger is effected in accordance with the Merger Agreement, (ii) all the conditions precedent set forth in the Merger Agreement are validly fulfilled, including the approval of the Merger by the shareholders’ meetings of Gaz de France and Suez, the avis conforme of the Commission des participations et des transferts and the publication of arrêté of the ministre de l’économie, de l’industrie et de l’emploi and (iii) all legal formalities which must be completed as from the date hereof to effect the Merger are completed in accordance with French laws and regulations, the Shares will be validly issued, fully paid (“entièrement libérées”) , and the holders will not, as result of the shares, be subject to additional assessments by the company, in each case in accordance with the laws and regulations of France.
5.	The opinions set forth above are subject to the following qualifications:
A.	In rendering our opinions expressed in paragraph 4 above, we have relied without independent investigation solely on the documents examined by us.

B.	Insofar as the foregoing opinions indirectly relate to the validity, binding effect or enforceability of the Merger Agreement and the Accord de Coopération, (i) we have assumed that the Company and each party to the Merger Agreement and the Accord de Coopération has satisfied any legal requirements that are applicable to it to the extent necessary to make the Merger Agreement and the Accord de Coopération enforceable against it, and (ii) such opinions are subject to all applicable bankruptcy, liquidation, winding-up, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally.

C.	This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

D.	This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

E.	This opinion is delivered to you for your use solely in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Hervé Pisani
Hervé Pisani
Avocat à la Cour

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